EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123162 on Form F-4 of our report dated February 25, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the outcome of a lawsuit), (except for Note 22, as which the date is June 25, 2004) relating to the financial statements of Terra Networks, S.A. appearing in the Annual Report on Form 20-F of Terra Networks, S.A. for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte, S.L.
Madrid, Spain
April 12, 2005